EXHIBIT 99.1

                                                                        Contact:
                                                                   Paul V. Maier

                                                           Senior Vice President
                                                     and Chief Financial Officer
                                                                    858-550-7573

                                                                    Abe Wischnia

                                           Senior Director of Investor Relations
                                                    and Corporate Communications
                                                                    858-550-7850

                    LIGAND ANNOUNCES DELAY IN FILING OF 10-K

     SAN DIEGO, Calif.--March 17, 2005--Ligand Pharmaceuticals Incorporated (Nasdaq:LGND) announced today that it would require additional time to file its annual report on Form 10-K and to release fourth quarter and full year 2004 earnings.

     In connection with the Company's preparation of its consolidated financial statements for 2004 and the audit of those financial statements, the Audit Committee of the Board of Directors is conducting a review, with the assistance of management, of the Company's revenue recognition policies and accounting for product sales, including its estimates of product returns under SFAS 48 - "Revenue Recognition when Right of Return Exists" and question 9 of SAB No. 101 -"Revenue Recognition in Financial Statements." The review is expected to include the Company's revenue recognition policies and practices for current and past periods as well as the Company's internal control over financial reporting as it relates to these items. The Company is also reviewing the accounting and classification of its sales of royalty rights in its consolidated statements of operations.

     The Audit Committee has retained Dorsey & Whitney LLP as independent counsel. The Audit Committee and independent counsel will also retain independent accounting consultants to assist in the review.

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     No determination has been made as to whether any changes may be required in the Company's policies or accounting, how the items under review would be treated for accounting purposes, nor the magnitude of any changes that may be required. If it is determined that the accounting policies and/or historical accounting treatment require modification and the modifications are material, adjustments to the fiscal 2004 consolidated financial statements and/or restatement of prior 2004 financial results and one or more prior fiscal years or quarters may be required, which would reflect a material weakness in the Company's internal control over financial reporting.

     Any changes to accounting policies could require an extensive number of new accounting determinations, interpretations and calculations be made with respect to each of the matters listed above. Many of the determinations, interpretations and calculations are difficult, complex and time consuming and would require adequate time to complete. Further, if such changes and determinations are made, the Company's independent auditors would require adequate time to review and assess such changes and determinations and to complete their audits and reviews of the Company's consolidated financial statements.

     The Audit Committee, with the assistance of management, is endeavoring to complete the review as soon as possible, but the Company cannot estimate at this time when the Audit Committee review or the audit for fiscal 2004 will be completed. Until the review and the impact, if any, on the Company's consolidated financial statements has been determined, the Company does not have a view with respect to prior financial guidance provided for 2004.

     The Company expects to report that overall cash flow was positive for the fourth quarter of 2004 and that cash and short term investments (including restricted investments) as of December 31, 2004 was approximately $110.6 million (unaudited). The Company previously reported that cash and short term investments (including restricted investments) was $82.1 million as of September 30, 2004 and $100.7 million as of December 31, 2003.


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     Ligand has notified the Securities and Exchange Commission and NASDAQ that the Company's Form 10-K filing for fiscal year 2004 will be delayed while the review process is completed. The Company does not believe at this time that it will be able to file its 2004 Form 10-K by March 31, which is required by SEC rules to obtain a 15-day extension of the filing deadline. As a result of its failure to file the 2004 Form 10-K by March 16, 2005 and to request the 15-day extension, the Company is no longer in compliance with conditions for the continued listing of the Company's common stock on the NASDAQ Stock Market under NASDAQ Marketplace Rule 4310(c)(14). The Company expects to request and participate in a hearing before a NASDAQ panel regarding its compliance with the listing standards.

WEBCAST CONFERENCE CALL

     Ligand will host a live webcast, open to all interested parties, of a conference call during which Ligand management will discuss this news release. The web cast will be available at http://www.ligand.com (investor relations page) and at http://www.streetevents.com on March 17, 2005, at 8:30am Eastern time (5:30am Pacific), and will be archived for 30 days.

ABOUT LIGAND

     Ligand discovers, develops and markets new drugs that address critical unmet medical needs of patients in the areas of cancer, pain, skin diseases, men's and women's hormone-related diseases, osteoporosis, metabolic disorders, and cardiovascular and inflammatory diseases. Ligand's proprietary drug discovery and development programs are based on its leadership position in gene transcription technology, primarily related to Intracellular Receptors (IRs). For more information, go to http://www.ligand.com.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

     This news release contains forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties and reflect Ligand's judgment as of the date of this release. These statements include those related to the review of the company's accounting and accounting policies, revenue recognition, sale of royalty rights, possible changes to or

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restatement of financial statements, modification of policies, audit of consolidated financial statements, new determinations and calculations, time to complete the review and audit, internal controls over financial reporting, 2004 cash flow and cash and compliance with NASDAQ requirements. Actual events or results may differ materially from Ligand's expectations. There can be no assurance that the review or subsequent processes will be timely completed, that any modifications or changes will be made or, if made, can be timely or effectively implemented or implemented before any delisting proceeding is concluded by the NASDAQ Stock Market, nor that reported 2004 cash or cash flow will be as we expect. In addition, our financial results and stock price may suffer as a result of this review and any subsequent determination from this process. Additional information concerning these and other risk factors affecting Ligand's business can be found in prior press releases as well as in Ligand's public periodic filings with the Securities and Exchange Commission, available via Ligand's web site at http://www.ligand.com. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release.



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